EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Essex Corporation

         We consent to the incorporation by reference in Post Effective Amendment No.4 to the Form S-2 on Form S-3 Registration Statement of Essex Corporation of our report dated February 21, 2003, relating to the balance sheet of Essex Corporation as of December 29, 2002 and the related statements of operations, changes in stockholders' equity and cash flows for the fiscal years ended December 29, 2002 and December 30, 2001, which report appears in the 2002 Annual Report on Form 10-KSB of Essex Corporation and to all references to our Firm included in the Registration Statement.


                                                          /s/ Stegman & Company
                                                          STEGMAN & COMPANY


Baltimore, Maryland
June 11, 2003